[DIMENSION DATA LETTERHEAD]


May 6, 2001




Mr. Raul J. Fernandez
Chairman of the Board
and Chief Executive Officer
Proxicom, Inc.
11600 Sunrise Valley Drive
Reston, Virginia 20191

Dear Raul

As I am sure you can understand, we were extremely surprised when Proxicom announced its merger agreement with Compaq Computer Corporation. In light of our discussions in Washington, D.C. as recently as April 25th with respect to our proposed acquisition of Proxicom, we were disappointed that you did not give Dimension Data the opportunity to make a superior offer before proceeding with the transaction with Compaq.

We continue to believe that a Dimension Data-Proxicom combination makes compelling business sense and provides a unique opportunity for your shareholders to realize maximum value for their shares. Such a combination would also be in the long-term interest of your employees who will have an opportunity to play a central role in the establishment of a new category of systems integrator. We are extremely impressed with the business you and your management team have developed and excited about the manner in which it complements our businesses. We believe that there are clear and convincing advantages to both Proxicom and Dimension Data as the combination of our two companies pairs one of the most respected e-business integrators with a unique global infrastructure services company, resulting in a differentiated merger that will be exciting to management, shareholders and especially employees. In addition, a business combination between Proxicom and Dimension Data would benefit both Proxicom's and Dimension Data's customers. Due to the independence of the companies, we will be retaining the ability to offer customers the best solution, a principle that has always been a foundation of Proxicom's success.

Therefore, we are offering to acquire all of Proxicom's outstanding common stock at a price of $7.50 per share in cash. This offer represents a 30% premium over the proposed Compaq transaction. The transaction would be structured as a tender offer to all of your shareholders followed by a back-end merger of $7.50 per share in cash.



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Our Board has fully authorized this proposal, and we are prepared to execute the form of Agreement and Plan of Merger attached hereto, which is substantially identical to the agreement you have executed with Compaq. We will require support agreements from you and the General Atlantic Partners entities which are identical to those executed with Compaq. As is the case in the Compaq transaction, we also will require that retention agreements be entered into with the nine key executives of Proxicom, including you, and that you separately enter into an arrangement locking up a portion of your proceeds from the transaction. We have attached forms of these documents which reflect our discussions on these matters just prior to the announcement of the Compaq transaction and, therefore, we believe that we can execute these agreements expeditiously as well. Our proposal is not subject to any financing contingency. Our proposal is only subject to customary conditions, including the execution of definitive agreements.

As you know, it is necessary to make our superior proposal in this manner because of the "no shop" provisions of your merger agreement with Compaq. However, we would prefer to work together with you and your Board of Directors in completing a negotiated transaction. To that end, we are prepared to commit all necessary resources to work with you in promptly completing a transaction. We and our advisors are ready to meet with you and your advisors to discuss all aspects of our offer, and to answer any questions you or they may have about our offer.

Our objective is to promptly conclude a transaction that is enthusiastically supported by you and your Board of Directors, shareholders and employees. We look forward to hearing from you.



Yours sincerely,


/s/ Jeremy Ord

Jeremy Ord
----------
Executive Chairman
Dimension Data Holdings Plc

Attachments

cc:  The Board of Directors of Proxicom, Inc.